Contact:	Michael Polzin
(847) 914-2925
FOR IMMEDIATE RELEASE	INTERNET: http://www.walgreens.com

WALGREEN CO. REPORTS RECORD SALES, EARNINGS
FOR FIRST QUARTER 2004

DEERFIELD, Ill., Jan. 5, 2004 – Walgreen Co. (NYSE: WAG) today announced record sales and earnings for the first quarter of fiscal 2004.

Net earnings for the quarter ended Nov. 30 were up 10.1 percent to $254.9 million or 25 cents per share (diluted), from $231.6 million or 22 cents per share (diluted) in the same quarter a year ago. Excluding a pre-tax gain last year of $16.7 million or 1 cent per share (diluted) from litigation settlements, earnings rose 15.2 percent from last year’s $221.2 million or 21 cents per share.

Sales for the first quarter increased 16.5 percent to a record $8.7 billion. Total sales in comparable stores (those open more than a year) were up 11.9 percent in the quarter.

Prescriptions, which accounted for 64 percent of sales in the quarter, climbed 18.7 percent. Prescription sales in comparable stores rose 14.7 percent in the quarter. Third party plans now account for 91 percent of all prescription sales.

"The first quarter saw a continued turnaround in sales growth among non-pharmacy products," said Chairman Dave Bernauer. "Front-end sales in comparable stores increased 7.5 percent in the quarter – our best increase in more than nine years."

While an improved economy and tax rebate checks have made consumers more willing to spend on discretionary items, Bernauer also credited the steady sales increases to factors within the company’s control.

"Our ads are driving incremental sales, store managers are doing what’s right for their

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customers, which is increasing service levels, and we’re benefiting from the growth in digital photography by offering new digital photo services," said Bernauer.

Last month Walgreens announced it now offers standard, 4x6 photo-quality prints from digital cameras at nearly 4,300 locations, more than any other retailer. And at a price of just 29 cents each, digital photo prints are the same price as for prints from traditional film and less than half the cost of home printing, which typically runs 65 to 75 cents per 4x6 print.

On the pharmacy side, comparable store sales increases are improving. President Jeff Rein said, "Prescription growth moderated in the last year due to concerns about hormone replacement therapy, prescription-to-over-the-counter switches such as Claritin and higher copays imposed by insurance companies. But sales increases are moving higher again, and the long-term outlook is as strong as ever when you consider the aging population, innovative new drugs hitting the market and the new Medicare drug benefit, which by itself will add 75 to 100 million new prescriptions per year. This increasing demand and the exceptional service our pharmacists provide are fueling Walgreens growth."

The company opened 85 new stores in the first quarter and plans to open about 450 new stores during fiscal 2004, for a net increase after closings and relocations of about 365 stores. Walgreens is on track to operate 7,000 stores in 2010.

Gross profit margins in the first quarter decreased to 26.37 percent, 29 basis points lower than the year ago quarter, as lower-margin pharmacy sales made up a larger percentage of overall sales. Competitive pricing on front-end merchandise, especially in November, also impacted profit margins.

The gross profit margin decrease was mostly offset by a 22 basis point decrease in selling, general and administrative costs. Compared to a year ago, first quarter SG&A decreased from 21.95 to 21.73 as a percent to sales.

Inventories for the quarter increased 17.0 percent on a 16.5 percent sales gain. "We’re focused on being in stock for our customers. We have the right inventory and it’s in the right place – our stores, not the warehouses," said Bernauer.

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At Nov. 30, Walgreens operated 4,291 drugstores in 44 states and Puerto Rico, versus 3,954 a year ago, for a net increase of 337.

For additional information on the quarter’s results, investors can listen to a recorded Webcast discussion on Walgreens Investor Relations Web site at: http://investor.walgreens.com.

This news release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Investors are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the Company’s most recent Form 10-K, which Note is incorporated into this news release by reference.

WALGREEN CO.
COMPARATIVE CONDENSED STATEMENTS OF EARNINGS

(Unaudited: in millions, except per share data)

	QUARTER ENDED
	Nov. 30 2003	Nov. 30 2002	Percent Change
Net sales	$ 8,720.8	$ 7,484.9	16.5%
Earnings before taxes (A)	$ 407.8	$ 372.0	9.6%
Income taxes	$ (152.9)	$ (140.4)
Net earnings (A)	$ 254.9	$ 231.6	10.1%
Net earnings per share (A) Basic Diluted	$ .25 $ .25	$ .23 $ .22	8.7% 13.6%
Dividends declared per share	$ .04313	$ .0375	15.0%
Average shares outstanding Basic Diluted	1,025.0 1,032.2	1,024.9 1,032.4

(A) Fiscal 2003 first quarter includes a $16.7 million pre-tax ($10.4 million after-tax) gain for litigation settlements. Excluding this gain, earnings for the fiscal 2004 first quarter increased 15.2 percent from last year’s $221.2 million or 21 cents per share (diluted).

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